FOR IMMEDIATE RELEASE Media Contact:

Maria Englund

Rubenstein Associates (212) 843-8270

Wells REIT II Acquires 180 Park Avenue -- Building 105 in New Jersey

ATLANTA (March 14, 2005) -- Wells Real Estate Investment Trust II, Inc. (Wells REIT II) has completed the purchase of 180 Park Avenue -- Building 105, a 221,706-square-foot Class-A office building leased by Novartis Pharmaceuticals Corporation (NPC) in Florham Park, New Jersey, near Parsippany. The property was purchased from Investcorp, a global investment group.

NPC is a subsidiary of Swiss drug giant Novartis AG, a company with a AAA credit rating by Standard & Poor's. Terms of the deal were not disclosed. Jeff Gilder and Keith Willby represented Wells Real Estate Funds (Wells) in the transaction. Gary Gabriel of Cushman & Wakefield handled the transaction on behalf of Wells.

"Northern New Jersey is a key market for Wells," said David Steinwedell, Chief Investment Officer with Wells Real Estate Funds. "With the purchase of this building, Wells REIT II now owns approximately 90 acres of property in this dynamic market." In June 2004, Wells REIT II purchased buildings 103 and 104 in the 180 Park Avenue office park.

The 180 Park Avenue property is part of an 840,000-square-foot office campus formerly known as the Rockefeller Group Corporate Park. It features access to Route 24 and is near I-287, I-78, I-80, Route 10, and the Garden State Parkway.

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 180,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6.5 billion in assets (valued at cost) totaling more than 30 million square feet of space.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities.

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